Exhibit 99.1

FOR IMMEDIATE RELEASE

RVL Pharmaceuticals plc Reports Second Quarter 2022 Financial Results; Provides Commercial Update

-- Second quarter 2022 UPNEEQ® net product sales of $8.4 million; 42% above first quarter --

-- Opportunity for cash runway to extend through 2023 following recently announced financings --

-- Expanded Board of Directors with the appointment of Alisa Lask, Aesthetic industry veteran with pharmaceutical experience in both sales and marketing --

-- Continued sequential expansion among key UPNEEQ demographics, including pharmacy-paid prescribers and medical aesthetics practices --

BRIDGEWATER, N.J., August 11, 2022 – RVL Pharmaceuticals plc (Nasdaq: RVLP) (“RVL” or the “Company”), a specialty pharmaceutical company, today announced financial results and business highlights for the three months ended June 30, 2022.

“Our recent financing and addition of Alisa Lask to our Board of Directors are strong signals of our growing belief in UPNEEQ® (oxymetazoline hydrochloride ophthalmic solution), 0.1%. Ms. Lask brings over 20 years of commercial experience in pharmaceuticals and medical aesthetics. Of note, she held senior leadership roles at Galderma and Allergan and currently holds the position of Chief Commercial Officer at RION, a development stage biotechnology company focused on regenerative medicine in medical and aesthetic applications. Our recent track record of growth and growing evidence of social proof have enabled us to attract outstanding talent from the industry and entertain a number of potentially exciting partnerships,” stated Brian Markison, Chief Executive Officer of RVL Pharmaceuticals plc.

“The second quarter was another strong quarter of growth for RVL and UPNEEQ. As we continue to build this market, we expect to leverage our multi-channel business strategy as a strong foundation to accelerate growth. Establishing UPNEEQ as a daily part of the non-invasive facial aesthetic practice remains our number one priority, and we believe the performance thus far directly supports our ambitions,” said James “JD” Schaub, Chief Operating Officer of RVL.

Second Quarter 2022 Financial Highlights and Recent Developments

•	UPNEEQ net product sales of $8.4 million, up $6.9 million year-over-year, and up $2.5 million, or 42%, from the first quarter of 2022.

o	Approximately 15,000 cumulative unique pharmacy-paid prescribers at quarter end, an increase of 16% compared to the end of the first quarter of 2022.

o	At quarter end, our optometry and ophthalmology customer base accounted for 67% and 33%, respectively, of our total unique prescriber base.

o	Approximately 2,200 cumulative unique medical aesthetics practices had placed orders for UPNEEQ at quarter end, an increase of 100% from the end of the first quarter of 2022.

•	Total revenues of $8.4 million, entirely from net product sales from UPNEEQ, compared to $11.5 million in the second quarter of 2021, which included $10.0 million of licensing revenue from Santen during the period.

•	Net loss from continuing operations of $(12.1) million, compared to a loss of $(22.0) million in the prior year period. Adjusted EBITDA[1] loss of $(11.8) million, compared to a loss of $(8.4) million in the prior year period.

•	At June 30, 2022, cash and cash equivalents were $27.4 million and debt and financing obligations had an aggregate principal amount of $55.6 million.

•	On August 8, 2022, the Company raised an aggregate of $43.9 million, comprised of $23.9 million in aggregate gross proceeds from the private placement of ordinary shares and, concurrently, $20.0 million from the issuance of second tranche senior secured notes.

Second Quarter 2022 Financial Results

Total revenues decreased $3.1 million to $8.4 million in the three months ended June 30, 2022, as compared to $11.5 million in the three months ended June 30, 2021, primarily due to the absence of licensing revenue from Santen during the 2022 period, partially offset by a $6.9 million year over year increase in net product sales of UPNEEQ.

Net product sales, entirely from sales of UPNEEQ, increased by $6.9 million to $8.4 million in the 2022 period, as compared to $1.5 million in the 2021 period. The increase in net product sales was primarily attributable to a year over year increase in sales volume reflecting expanded commercialization into eyecare markets and, effective February 2022, the medical aesthetics market.

1 Adjusted EBITDA is a non-GAAP financial measurement, see “Presentation of Non-GAAP Financial Measures.”

Total cost of goods sold increased $1.5 million in the three months ended June 30, 2022 to $2.2 million, as compared to $0.7 million in the three months ended June 30, 2021. The year over year increase in cost of goods sold was primarily driven by $0.9 million in higher product costs for UPNEEQ due to higher sales volume and $0.7 million related to increased royalties and contingent milestone payments due under an intellectual property license agreement, each attributable to sales of UPNEEQ.

Gross profit percentage decreased to 74% in the three months ended June 30, 2022, as compared to 94% in the 2021 period, largely due to the absence of licensing revenue from Santen during the 2022 period. Excluding licensing revenues, gross profit percentage from net product sales was 52% in the 2021 period.

Selling, general and administrative expenses decreased $0.8 million in the three months ended June 30, 2022 to $20.2 million, as compared to $21.0 million in the three months ended June 30, 2021. The year over year decrease in selling, general and administrative expenses was primarily driven by approximately $1.1 million of lower legal and other professional fees and $0.6 million of lower marketing expenses for UPNEEQ partially offset by $1.0 million in higher net compensation and training costs relating to our expanded salesforce.

Research and development expenses decreased by $0.9 million in the three months ended June 30, 2022 to $1.2 million, as compared to $2.1 million in the three months ended June 30, 2021. The year over year decrease in R&D expenses primarily reflects $1.2 million in restructuring expenses unique to the 2021 period.

Unique to the three months ended June 30, 2021, the Company recognized impairment charges of $7.9 million related to delays in the anticipated commercialization of arbaclofen extended release tablets. No such impairments were recognized in the three months ended June 30, 2022.

Total other non-operating activities contributed $3.3 million of net income in the 2022 period, largely reflecting $4.2 million of gains from the change in fair value of the Company’s debt and warrant liability, partially offset by $1.0 million of amortization expense from its financial commitment asset. Total other non-operating activities in the 2021 period contributed a $(1.7) million loss, consisting of $1.3 million of asset disposal costs recognized under a restructuring program and $0.4 million for interest expense and amortization of debt discount.

Net loss from continuing operations for the three months ended June 30, 2022 was $(12.1) million, compared to a loss of $(22.0) million in the three months ended June 30, 2021. Adjusted EBITDA loss for the 2022 period was $(11.8) million, compared to a loss of $(8.4) million for the 2021 period. See “Presentation of Non-GAAP Financial Measures” below.

Liquidity

At June 30, 2022, the Company had cash and cash equivalents of $27.4 million and debt and financing obligations with aggregate principal amounts of $55.6 million, including $55.0 million of long-term debt that is reflected on our balance sheet at fair value of $42.9 million.

On August 8, 2022, the Company closed a private placement of 15,451,612 ordinary shares of the Company for $23.9 million in aggregate gross proceeds. Concurrently, the Company closed on the issuance of second tranche notes in an aggregate principal amount equal to $20.0 million following an amendment of its Note Purchase Agreement with funds managed by Athyrium Capital Management (“Athyrium”). Under the amendment, among other things, an affiliate of Athyrium also agreed to make available up to $25.0 million in cash from the issuance of third tranche notes through April 2023, subject to a minimum revenue target.

Presentation of Non-GAAP Financial Measures

In addition to our results determined in accordance with accounting principles generally accepted in the United States of America (or “GAAP”) throughout this press release, we also present Adjusted EBITDA, which is a non-GAAP financial measurement. Adjusted EBITDA represents earnings before interest, taxes, depreciation and amortization (or “EBITDA”) adjusted for (i) non-operating income or expense and (ii) the impact of certain non-cash, non-recurring or other items that are included in net loss from continuing operations and EBITDA that we do not consider indicative of our ongoing operating performance. In particular, our measurement of Adjusted EBITDA excludes the following from EBITDA: impairments of intangible assets and fixed assets, share-based compensation expense, gains and losses on disposals of fixed assets, foreign currency translation, severance expenses, gains and losses on the sale of product rights, changes in the fair value of our debt and warrants recognized through earnings, non-product related licensing and milestone revenues, legal and contractual settlements and related litigation reserves and professional fees incurred.

We use Adjusted EBITDA for business planning purposes, in assessing our performance and in measuring our performance relative to that of our competitors. We also believe that Adjusted EBITDA provides investors with useful information to understand our operating results and analyze financial and business trends on a period-to-period basis. Adjusted EBITDA has important limitations as an analytical tool, however, and you should not consider it in isolation or as a substitute for analysis of our results as reported under GAAP. Adjusted EBITDA is not intended to replace, and should not be considered superior to, the presentation of our financial results in accordance with GAAP. Our definition of Adjusted EBITDA may differ from similar measures reported by other companies and may not be comparable to other similarly titled measures. Adjusted EBITDA is reconciled from net income or loss from continuing operations, the most comparable GAAP financial measure, in the attached table “RVL Pharmaceuticals plc - GAAP to Non-GAAP Reconciliations” at the end of this press release.

Forward Looking Statements

This press release includes statements that express the Company’s opinions, expectations, beliefs, plans, objectives, assumptions or projections regarding future events or future results and therefore are, or may be deemed to be, “forward-looking statements.” The Company’s actual results may vary significantly from the results anticipated in these forward-looking statements, which can generally be identified by the use of forward-looking terminology, including the terms “believes,” “expects,” “may,” “will,” “should,” “seeks,” “projects,” “approximately,” “intends,” “plans,” “estimates” or “anticipates,” or, in each case, their negatives or other variations or comparable terminology. These forward-looking statements include all matters that are not historical facts. They include statements regarding the Company’s intentions, beliefs or current expectations concerning, among other things, its results of operations, financial condition, liquidity, prospects, financial guidance, growth plan, strategies, trends and other events, particularly relating to sales of UPNEEQ and FDA and other regulatory applications, approvals and actions, the continuation of historical trends, our ability to manage costs and service our debt and the sufficiency of our cash balances and cash generated from operating and financing activities for future liquidity and capital resource needs. By their nature, forward-looking statements involve risks and uncertainties because they relate to events and depend on circumstances that may or may not occur in the future. We may not achieve the plans, intentions or expectations disclosed in our forward-looking statements, and you should not place significant reliance on our forward-looking statements. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements we make. Important factors that could cause actual results and events to differ materially from those indicated in the forward-looking statements include the following: UPNEEQ’s ability to reach market acceptance by clinicians and patients; our ability to successfully commercialize UPNEEQ; our customers’ willingness to pay the price we charge for UPNEEQ; the results of our marketing and sales expenditures; our dependence on third-party suppliers and distributors for UPNEEQ; UPNEEQ’s ability to produce its intended effects; failures of or delays in clinical trials or other delays in obtaining regulatory approval or commencing product sales for new products; the impact of legal proceedings; and other risks and uncertainties more fully described in the “Risk Factors” section of our Annual Report on Form 10-K filed on March 30, 2022 and other filings that the Company makes with the Securities and Exchange Commission. These forward-looking statements speak only as of the time of this release and we do not undertake to publicly update or revise them, whether as a result of new information, future events or otherwise, except as required by law.

Conference Call

As previously announced, RVL management will host its second quarter 2022 financial results conference call as follows:

Date:	Thursday, August 11, 2022
Time:	8:30 a.m. ET
Register (audio only):	Click Here
Webcast (live and replay):	ir.rvlpharma.com under the “Investors & News” section

The webcast will be archived at the aforementioned URL.

IMPORTANT SAFETY INFORMATION

INDICATION

UPNEEQ® (oxymetazoline hydrochloride ophthalmic solution), 0.1% is indicated for the treatment of acquired blepharoptosis in adults.

WARNINGS AND PRECAUTIONS

•	Ptosis may be associated with neurologic or orbital diseases such as stroke and/or cerebral aneurysm, Horner syndrome, myasthenia gravis, external ophthalmoplegia, orbital infection and orbital masses. Consideration should be given to these conditions in the presence of ptosis with decreased levator muscle function and/or other neurologic signs.

•	Alpha-adrenergic agonists as a class may impact blood pressure. Advise UPNEEQ patients with cardiovascular disease, orthostatic hypotension, and/or uncontrolled hypertension or hypotension to seek medical care if their condition worsens.

•	Use UPNEEQ with caution in patients with cerebral or coronary insufficiency or Sjögren’s syndrome. Advise patients to seek medical care if signs and symptoms of potentiation of vascular insufficiency develop.

•	UPNEEQ may increase the risk of angle closure glaucoma in patients with untreated narrow-angle glaucoma. Advise patients to seek immediate medical care if signs and symptoms of acute narrow-angle glaucoma develop.

•	Patients should not touch the tip of the single patient-use container to their eye or to any surface, in order to avoid eye injury or contamination of the solution.

ADVERSE REACTIONS

Adverse reactions that occurred in 1-5% of subjects treated with UPNEEQ were punctate keratitis, conjunctival hyperemia, dry eye, blurred vision, instillation site pain, eye irritation and headache.

DRUG INTERACTIONS

•	Alpha-adrenergic agonists, as a class, may impact blood pressure. Caution in using drugs such as betablockers, anti-hypertensives, and/or cardiac glycosides is advised. Caution should also be exercised in patients receiving alpha adrenergic receptor antagonists such as in the treatment of cardiovascular disease, or benign prostatic hypertrophy.

•	Caution is advised in patients taking monoamine oxidase inhibitors which can affect the metabolism and uptake of circulating amines.

About RVL Pharmaceuticals plc

RVL Pharmaceuticals plc is a specialty pharmaceutical company focused on the commercialization of UPNEEQ® (oxymetazoline hydrochloride ophthalmic solution), 0.1%, for the treatment of acquired blepharoptosis, or low-lying eyelid, in adults. UPNEEQ is the first non-surgical treatment option approved by the FDA for acquired blepharoptosis.

Investor and Media Relations for RVL Pharmaceuticals plc

Lisa M. Wilson

In-Site Communications, Inc.

T: 212-452-2793

E: lwilson@insitecony.com

-Financial Tables Follow-

RVL Pharmaceuticals plc

Unaudited Condensed Consolidated Balance Sheets

(in thousands)

	June 30, 2022	December 31, 2021
Assets
Current assets:
Cash and cash equivalents	$27,413	$40,444
Other receivables	1,833	2,133
Inventories, net	528	838
Prepaid expenses and other current assets	9,287	12,901
Financial commitment asset	1,128	3,063
Total current assets	40,189	59,379
Property, plant and equipment, net	713	866
Operating lease assets	871	1,368
Indefinite-lived intangible assets	27,210	27,210
Goodwill	55,847	55,847
Total assets	$124,830	$144,670

Liabilities and Shareholders' Equity
Current liabilities:
Trade accounts payable	$5,437	$3,777
Accrued liabilities	11,947	13,077
Current portion of debt	607	2,409
Current portion of obligations under finance leases	1	5
Current portion of lease liability	552	839
Income taxes payable - current portion	11	1
Total current liabilities	18,555	20,108
Long-term debt (measured at fair value and representing $55,000 of aggregate unpaid principal)	42,900	43,800
Warrant liability	4,273	3,220
Long-term portion of lease liability	349	592
Income taxes payable-long term portion	68	66
Deferred taxes	174	151
Total liabilities	66,319	67,937
Commitments and contingencies
Shareholders' equity:
Ordinary shares	836	833
Additional paid in capital	594,132	591,730
Accumulated deficit	(536,457)	(517,530)
Accumulated other comprehensive income	—	1,700
Total shareholders' equity	58,511	76,733
Total liabilities and shareholders' equity	$124,830	$144,670

RVL Pharmaceuticals plc

Unaudited Condensed Consolidated Statements of Operations

(in thousands, except share and per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
Net product sales	$8,448	$1,482	$14,392	$2,255
Royalty revenue	—	28	—	190
Licensing revenue	—	10,000	15,500	10,000
Total revenues	8,448	11,510	29,892	12,445
Cost of goods sold	2,227	709	4,371	1,388
Gross profit	6,221	10,801	25,521	11,057
Selling, general and administrative expenses	20,169	21,047	44,003	37,999
Research and development expenses	1,176	2,052	2,038	4,256
Impairment of intangible assets	-	7,880	-	7,880
Total operating expenses	21,345	30,979	46,041	50,135
Operating loss before gain on sales of product rights, net	(15,124)	(20,178)	(20,520)	(39,078)
Gain on sales of product rights, net	—	-	—	5,636
Operating loss	(15,124)	(20,178)	(20,520)	(33,442)
Interest expense and amortization of debt discount	978	494	1,963	1,015
Change in fair value of debt and interest expense	(740)	—	304	—
Change in fair value of warrants	(3,455)	—	1,053	—
Other non-operating (income) expense, net	(78)	1,202	(5,115)	1,193
Total other non-operating (income) expense	(3,295)	1,696	(1,795)	2,208
Loss before income taxes	(11,829)	(21,874)	(18,725)	(35,650)
Income tax expense, continuing operations	277	94	202	90
Loss from continuing operations	(12,106)	(21,968)	(18,927)	(35,740)
Income from discontinued operations before income taxes	—	4,454	—	9,153
Income tax expense, discontinued operations	—	213	—	752
Income from discontinued operations, net of tax	—	4,241	—	8,401
Net loss	$(12,106)	$(17,727)	$(18,927)	$(27,339)
Change in fair value of debt due to change in credit risk, net of tax	—	—	(1,700)	—
Comprehensive loss	$(12,106)	$(17,727)	$(20,627)	$(27,339)
(Loss) earnings per ordinary share:
Basic and diluted, continuing operations	$(0.14)	$(0.35)	$(0.23)	$(0.57)
Basic and diluted, discontinued operations	$-	$0.07	$-	$0.13
Basic and diluted	$(0.14)	$(0.28)	$(0.23)	$(0.44)
Weighted average ordinary shares outstanding:
Basic and diluted	83,580,906	62,767,400	83,535,655	62,723,011

RVL Pharmaceuticals plc

Unaudited Condensed Consolidated Statements of Cash Flows

(in thousands)

	Six Months Ended June 30,
	2022	2021
Cash Flows from Operating Activities:
Net loss from continuing operations	$(18,927)	$(35,740)
Net income from discontinued operations	—	8,401
Net loss	(18,927)	(27,339)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	180	7,914
Share compensation	2,418	2,409
Change in fair value of debt	(2,600)	-
Change in fair value of warrants	1,053	-
Impairment of intangible assets	—	7,880
Deferred income tax benefit	23	267
(Gain) loss on sale of fixed and leased assets	(94)	1,244
Gain on sales of product rights, net	—	(5,636)
Amortization of deferred financing and loan origination fees	1,935	552
Write off of deferred financing and loan origination fees	—	37
Change in operating assets and liabilities:
Other receivables	300	3,875
Inventories, net	310	1,606
Prepaid expenses and other current assets	3,614	(1,004)
Trade accounts payable	1,659	(1,004)
Accrued and other current liabilities	(1,151)	(5,209)
Net cash used in operating activities	(11,280)	(14,408)
Cash Flows from Investing Activities:
Proceeds from product rights disposal	-	7,300
Proceeds from sale of fixed and leased assets	94	25
Purchase of property, plant and equipment	(27)	(1,398)
Net cash provided by investing activities	67	5,927
Cash Flows from Financing Activities:
Payments on finance lease obligations	(4)	(27)
Payments on insurance financing loan	(1,802)	-
Payments for taxes related to net share settlement of share-based awards	(131)	(607)
Proceeds from issuance of ordinary shares under ESPP	119	139
Debt repayments	-	(5,300)
Net cash used in financing activities	(1,818)	(5,795)
Net change in cash and cash equivalents	(13,031)	(14,276)
Cash and cash equivalents, beginning of period	40,444	114,053
Cash and cash equivalents, end of period	$27,413	$99,777

RVL Pharmaceuticals plc

GAAP to Non-GAAP Reconciliations

Adjusted EBITDA (Unaudited)

(in thousands)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2022	2021	2022	2021
Loss from continuing operations	$(12,106)	$(21,968)	$(18,927)	$(35,740)
Interest expense and amortization of debt discount	978	494	1,963	1,015
Income tax benefit	277	94	202	90
Depreciation and amortization expense	91	285	180	1,331

EBITDA	(10,760)	(21,095)	(16,582)	(33,304)

Licensing-related revenues, net of transaction costs(1)	-	-	(15,000)	-
Divestiture-related contingent milestone payments, net of fees(2)	-	-	(4,850)	-
Change in fair value of debt and interest expense(3)	(740)	-	304	-
Change in fair value of warrants(3)	(3,455)	-	1,053	-
Gain on sales of product rights(4)	-	-	-	(5,636)
Impairment of intangible assets(5)	-	7,880	-	7,880
Asset disposal charge(6)	-	1,245	-	1,245
Share-based compensation expense	1,209	1,131	2,418	2,205
Severance expense	1,859	3,192	1,859	3,887
Foreign currency translation	48	(857)	62	(791)
Legal settlements and expenses	-	373	-	391
Other	85	(219)	86	21
Adjusted EBITDA	$(11,754)	$(8,350)	$(30,650)	$(24,102)

(1) - Includes $15,500 in licensing revenue recognized in connection with an amendment of our License Agreement with Santen, effective March 31, 2022, net of a $500 transaction fee expense classified in selling, general and administrative expenses.

(2) - Includes $5,000 in contingent gains related to milestone payments earned subsequent to the sale of our legacy business to Alora Pharmaceuticals, net of $150 in consent fees classified in selling, general and administrative expenses. The fees were incurred with our lendor upon the issuance of waivers of mandatory repayments of debt.

(3) - Our senior secured notes issued under our Note Purchase Agreement, a material component of long-term debt, and our warrant liabilities, a material component of total liabilities have each been measured and carried at fair value since their issuance in October 2021. Changes in the fair value of debt and warrants that are accounted for at fair value, inclusive of related accrued interest expense in respect of debt, are presented as periodic gains or losses in our consolidated statements of operations and comprehensive loss.

(4) - Relates to our sale of global rights to Osmolex ER to Adamas Pharmaceuticals, Inc., which closed in January 2021 and resulted in our recognition of a gain of $5,636.

(5) - Relates to impairment charges recognized upon delays in anticipated commercialization of arbaclofen extended release tablets.

(6) - Relates to restructuring charges associated with a curtailment of Argentinian operations, specifically asset disposal costs related to leasehold improvements at our former Buenos Aires location.